UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2021

Yellow Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	YELL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Operating Officer Retirement

On April 12, 2021, Thomas J. O’Connor, Chief Operating Officer of Yellow Corporation (the “Company”), notified the Company of his retirement from employment with the Company. Mr. O’Connor and the Company anticipate entering into a severance agreement that will entitle Mr. O’Connor to receive an amount equal to his base salary for eighteen (18) months in accordance with the Company’s severance policy for executive officers as well as a lump sum for the prorated portion of his 2021 long-term incentive award equal to $29,684.65. Mr. O’Connor will also receive a portion of the time-vested restricted shares he was previously granted that were scheduled to vest in February 2022 based on a proration calculation from the anniversary date of grant through the date of separation as provided under his current equity agreements.

Chief Network Officer Resignation

On April 12, 2021, Scott D. Ware, Chief Network Officer of the Company, notified the Company of his resignation from employment with the Company to pursue other opportunities. Mr. Ware and the Company anticipate entering into a severance agreement that will entitle Mr. Ware to receive an amount equal to his base salary for eighteen (18) months in accordance with the Company’s severance policy for executive officers. He will also receive a lump sum severance payment of $103,107.86 for the prorated portion of his remaining retention bonus award under his Amended and Restated Retention Award Agreement effective as of December 10, 2020, as well as the prorated portion of his 2021 long-term incentive award equal to $10,237.21. Mr. Ware will also receive a portion of the time-vested restricted shares he was previously granted that were scheduled to vest in February 2022 based on a proration calculation from the anniversary date of grant through the date of separation as provided under his current equity agreements.

Appointment of President

On April 12, 2021, the Board of Directors of the Company (the “Board”) appointed Darrel J. Harris to serve as the Company’s President. Mr. Harris, age 46, has been employed by the Company since November 2020 as Executive Vice President of Strategic Initiatives. As President, among other duties, Mr. Harris will oversee many of the duties previously overseen by Messrs. O’Connor and Ware.

In connection with his promotion, the base salary of Mr. Harris will be $550,000 per annum and Mr. Harris will receive a one-time equity grant equal to $2,000,000 that will vest over five years in equal tranches. In addition, Harris will continue be entitled to participate in the Company’s executive compensation program with a short-term incentive program target potential payout of 100% of his base salary, with a maximum earnings opportunity of 200% of target along with potential long-term incentive opportunities as established by the Compensation Committee of the Board.

There are no arrangements or understandings that exist between Mr. Harris and any other persons pursuant to which he was selected as an officer or his new role. In addition, there are no transactions between Mr. Harris and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated April 13, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YELLOW CORPORATION

By:	/s/ Leah K. Dawson
Leah K. Dawson
Executive Vice President, General Counsel and Secretary

Date: April 13, 2021